UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2024

Qualigen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5857 Owens Avenue, Suite 300, Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

(760) 452-8111

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	QLGN	The Nasdaq Capital Market of The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 3.03 Material Modifications to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

Reverse Stock Split

On November 5, 2024, Qualigen Therapeutics, Inc. (the “Company”) effected a one-for-fifty (1:50) reverse stock split of all issued and outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) effective as of 12:01 a.m. Eastern Time (the “Reverse Stock Split”), via a Certificate of Amendment to its Amended and Restated Certificate of Incorporation, as amended (the “Amendment”) filed with the Secretary of State of the State of Delaware on October 28, 2024, and deemed effective on November 5, 2024 at 12:01 a.m. Eastern Time. The Reverse Stock Split was intended to bring the Company into compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as required by Nasdaq Listing Rule 5550(a)(2).

As previously disclosed, at the Company’s Annual Meeting of Stockholders held on October 25, 2024 (the “Annual Meeting”), the Company’ stockholders approved of a proposal (the “Proposal”) authorizing an amendment to the Company’s Amended and Restated Certificate of Incorporation, if necessary, to effect a reverse stock split of all issued and outstanding shares of the Common Stock at an exchange ratio ranging from one-for-ten (1:10) to one-for-fifty (1:50), with such reverse stock split to be effected at an exchange ratio and at such a date and time, if at all, as determined by the board of directors in its sole discretion.

As a result of the Reverse Stock Split, every fifty (50) shares of issued and outstanding Common Stock were combined into one (1) validly issued, fully paid and non-assessable share of Common Stock. The Reverse Stock Split uniformly affected all issued and outstanding shares of Common Stock and did not alter any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split resulted in the fractional interests. No fractional shares will be or have been issued in connection with the Reverse Stock Split. Stockholders who otherwise would have been entitled to receive fractional shares of Common Stock will receive an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by $5.055, representing the closing price of Common Stock on the Nasdaq Stock Market on the first business day immediately preceding the effective date of the Reverse Stock Split and the inverse of the Reverse Stock Split ratio.

The Reverse Stock Split has reduced the number of issued and outstanding shares of Common Stock from 36,827,020 to approximately 736,431 shares of Common Stock. The exact post-split number of outstanding shares is currently being processed by the transfer agent and is not available at this time. The number of authorized shares of Common Stock have not been changed by the Reverse Stock Split.

The Company’s transfer agent, Equiniti Trust Company (“Equiniti”) has acted as the exchange agent for the reverse stock split. Instructions regarding the exchange of stock certificates, as applicable, are being provided to stockholders of record by Continental. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

The Common Stock started trading on a split-adjusted basis on the NASDAQ Capital Market at the market open on November 5, 2024. The trading symbol for the Common Stock will remain “QLGN.” Following the Reverse Stock Split, the CUSIP for the Company’s Common Stock is 74754R 301.

The description of the Certificate of Amendment and the Reverse Stock Split is qualified in its entirety by reference to the text of the Certificate of Amendment, which was attached as Exhibit 3.1 to the Current Report on Form 8-K filed on November 11, 2024 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALIGEN THERAPEUTICS, INC.

Date: November 8, 2024	By:	/s/ Kevin A. Richardson II
Kevin Richardson II, Interim Chief Executive Officer